Exhibit (d)(7)

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT is entered into as of July 1, 2006, by and between Bluefly, Inc., a Delaware corporation (the "Company"), and Melissa Payner-Gregor ("Payner").

                                    RECITALS

         WHEREAS, the Company desires to provide for the continued retention of the services of Payner as the Chief Executive Officer and a member of the Board of Directors of the Company in accordance with the terms and conditions of this Agreement.

         WHEREAS, Payner desires to serve the Company as its Chief Executive Officer and a member of the Board of Directors in accordance with the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Payner agree as follows:

         1.       TERM

         The Company hereby agrees to employ Payner as the Chief Executive Officer of the Company, and Payner hereby agrees to serve in such capacity, for a term commencing on the date hereof and ending July 1, 2009, upon the terms and subject to the conditions contained in this Agreement; provided, however, that if the Company does not provide Payner with written notice of its desire not to renew this Agreement at least 90 days prior to the end of the then current term (including any one year renewal term that is created as a result of this proviso), this Agreement shall automatically extend for one year from the end of the then current term.

         2.       DUTIES

         During the term of this Agreement, Payner shall serve as the Chief Executive Officer of the Company reporting directly to the Board of Directors of the Company, and she shall perform such duties, and have such powers, authority, functions, duties and responsibilities for the Company as are reasonably assigned to her by the Board of Directors of the Company (the "Board") and as are consistent with the duties, responsibilities, and activities of a senior executive officer of the Company. To the extent that the Company becomes a division or subsidiary of another entity, Payner shall report directly to, and have such powers, authority, functions, duties and responsibilities as are reasonably assigned to her by, the Chief Executive Officer or comparable officer of such other entity. It is understood that the duties of Payner, should the Company become a division or subsidiary of another entity, shall be generally consistent with her duties prior to such event, but shall take into account the changes associated with running a division or subsidiary, rather than an entire entity.

         The Company will use best efforts to nominate Payner to the Board and recommend that the Company's stockholders vote in favor of the election of Payner to the Board at the next meeting of stockholders and every annual meeting thereafter during the term of this Agreement.

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Payner will accept any such nomination and continue to serve as a member of the
Board if and when elected.

         The principal location of Payner's employment shall be at the Company's principal office which shall be located in the New York City vicinity (i.e. within a twenty (20) mile radius of Manhattan), although Payner understands and agrees that she will be required to travel from time to time for business reasons. Payner shall devote substantially all of her business time to the performance of her duties as the Chief Executive Officer of the Company during the term of this Agreement. Payner shall not, directly or indirectly, render professional services to any other person or entity, without the consent of the Company's Board of Directors; provided, however, that nothing contained herein shall prevent Payner from rendering any service to any charitable organization or family business so long as it does not interfere unreasonably with her duties and obligations hereunder.

         3.       COMPENSATION

         For services rendered by Payner to the Company during the term of this Agreement, the Company shall pay her a minimum base salary of five hundred thousand dollars ($500,000) per year ("Base Salary"), payable in accordance with the standard payroll practices of the Company, subject to increases in the sole discretion of the Compensation Committee of the Board (the "Compensation Committee"), taking into account merit, corporate and individual performance and general business conditions, including changes in the "cost of living index."

         4. INCENTIVE COMPENSATION/EXCHANGE OF OPTIONS FOR RESTRICTED STOCK AND DEFERRED STOCK UNITS; NEW GRANT OF DEFERRED STOCK UNITS

                  a. Incentive Compensation. For each fiscal year during the Term, Payner shall be eligible to receive a performance bonus as follows: provided that Payner remains employed with the Company through the last day of such fiscal year, Payner will be eligible to earn a performance bonus on the basis of the achievement of certain targets to be set for each fiscal year by the Compensation Committee of the Board of Directors in its sole discretion.

                  b. Exchange of Certain Outstanding Options Held by Payner for Restricted Stock and Deferred Stock Units.

         (i) Options Exchanged for Restricted Stock. Payner hereby forfeits all of her rights to the options listed on Exhibit A hereto to purchase shares of common stock of the Company ("Shares"), and in consideration for such forfeiture the Company is simultaneously with the execution of this Agreement,
(x) granting to Payner a Restricted Stock Award under the Company's 2005 Stock Incentive Plan (the "Plan") for 591,256 Shares in the form attached hereto as Exhibit B and (y) paying to Payner a cash bonus equal to $394,686. The cash bonus is intended to compensate Payner for the income taxes payable on the Restricted Stock Award. The shares subject to the Restricted Stock Award shall vest in full on January 1, 2007.

         (ii) Options Exchanged for Deferred Stock Unit Award. Payner hereby forfeits all of her rights to the options to purchase Shares listed on Exhibit C hereto, and in consideration for such

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forfeiture, the Company is, simultaneously with the execution of this Agreement, granting to Payner under the Plan, a Deferred Stock Unit Award for and representing 126,904 underlying Shares under the Plan in the form attached hereto as Exhibit D.

         (iii) Additional Deferred Stock Unit Award. Subject to the approval by the stockholders of the Company of an amendment to the Plan to increase the number of shares available for grant thereunder and the maximum annual award to any one participant under the Plan, Payner shall be granted under the Plan an additional Deferred Stock Unit Award (the "Supplementary DSUs") for and representing 4,201,832 underlying Shares in the form attached hereto as Exhibit
E. The Deferred Stock Units making up the Deferred Stock Unit Awards referred to in subparagraphs 4(b)(ii) and 4(b)(iii) of this Agreement are hereinafter referred to as the "DSUs".

         (iv) Terms of the DSUs. The DSUs are not Shares, but rather a promise to deliver actual Shares in the future. The DSUs awarded hereunder will be credited to an unfunded, bookkeeping account of the Company maintained on Payner's behalf and will be distributable and subject to the restrictions contained in the Plan and in the applicable DSU Award.

                  (A) Vesting of DSUs. The DSUs shall vest as follows: (I) one-third of the Supplementary DSUs shall vest in four equal quarterly installments commencing on October 1, 2006 (e.g., the first of four equal quarterly vesting periods will begin on October 1, 2006 so that 25% of such DSUs shall have vested as of January 1, 2007) (the "One-Year DSUs"), (II) both (a) one-third of the Supplementary DSUs and (b) the 126,904 DSUs issued in exchange for options with a vesting date prior to August 31, 2007, shall vest in eight equal quarterly installments commencing on October 1, 2006 (e.g., the first of eight equal quarterly vesting periods will begin on October 1, 2006 so that 12.5% of such DSUs shall have vested as of January 1, 2007) (collectively, the "Two-Year DSUs"), and
                  (III) one-third of the Supplementary DSUs shall vest in twelve equal quarterly installments commencing on October 1, 2006 (e.g., the first of twelve equal quarterly vesting periods will begin on October 1, 2006 so that approximately 8.33% of such DSUs shall have vested as of January 1, 2007) (collectively, the "Three-Year DSUs").

                  (B) Termination of Employment; Forfeiture. In the event that Payner's employment is terminated prior to the vesting of any of such DSUs, unless such termination is a Constructive Termination or a termination without Cause as such terms are defined in paragraph 7 below (in which case the vesting shall be accelerated as set forth therein), all unvested DSUs as of the date of such termination shall be forfeited immediately by Payner.

                  (C) Distribution of DSUs. Subject to paragraph 4(b)(iv)(B), all of the vested DSUs underlying a Deferred Stock Unit Award will be distributable in Shares on the date of distribution on the earliest to occur of: (I) (a) with respect to the One-Year DSUs only, October 1, 2007, (b) with respect to the Two-Year DSUs only, October 1, 2008, and (c) with respect to the Three-Year DSUs only, October 1, 2009,
                  (II) death, (III) the date on which Payner is "disabled" (as such term is defined in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as

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                  amended ("Code") and the official guidance issued thereunder),
                  (IV) subject to paragraph 7(c), the effective date of Payner's Constructive Termination or termination without Cause, or (V) to the extent provided in paragraph 8, immediately following a Change of Control (as defined below) and thereafter.

                  (D) No Rights as Shareholders. Payner shall not have any rights of a Shareholder with respect to the DSUs, including the right to vote such shares or the right to receive dividends or other distributions made with respect to the shares, until the Shares underlying the DSUs are distributed to Payner. However, if any dividends are paid on the Shares underlying the DSUs, whether in cash or stock, Payner will be credited with "Dividend Rights." Such Dividend Rights shall be credited to Payner's DSU account as follows: Payner shall be credited with additional DSUs equal to the value of such dividend on the date such dividend is paid divided by the Fair Market Value (as determined under the Plan) on the date the dividend is paid multiplied by the number of DSUs credited to Payner on the date the dividend is paid. The Dividend Rights credited to Payner will be subject to the same restrictions applicable to the DSUs to which they relate as initially credited to Payner under this paragraph 4(b).

                  (E)      Tax  Withholding.  Payner  shall  be  responsible  to
                  fulfill  any  withholding  tax  requirements  on the  DSUs  as specified in the Plan and as required by applicable law. Payner shall notify the Company no later than fifteen business days prior to a distribution date, as to whether she intends to make a cash payment to the Company for the withholding amount or would like the Company to make arrangements for such payment. If she elects to have the Company make the arrangements or fails to provide the required notice, the Company shall satisfy such withholding tax requirements, through withholding distribution of a portion of the DSUs equal to the withholding obligation based on the Fair Market Value of the Shares already owned by Payner on the date of distribution; provided that if the Company's Board of Directors determines that it would not be prudent to use the Company's cash flow for such purpose, the Company shall advise Payner who can then arrange to sell Shares for the purpose of satisfying the withholding tax requirement prior to the distribution of the applicable Shares.

         5.       EXPENSE REIMBURSEMENT AND PERQUISITES

                  a. During the term of this Agreement, Payner shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by her in the performance of her services to the Company consistent with corporate policies, provided that the expenses are properly accounted for.

                  b. During each calendar year of the term of this Agreement, Payner shall be entitled to reasonable vacation with full pay; provided, however, that Payner shall schedule such vacations at times convenient to the Company.

                  c. During the term of this Agreement, the Company shall provide an annual allowance of twenty seven thousand five hundred dollars ($27,500) for the purchase of term life

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insurance  by the Company for the benefit of Payner  (which  shall be in lieu of any other life insurance benefit) and the purchase of a supplemental disability insurance policy, which together with any other group coverage offered by the Company, provide for coverage of the maximum allowable disability benefit. Payner shall be entitled to participate in all dental insurance and disability plans, major medical insurance and other medical, insurance, and employee benefit plans instituted by the Company from time to time on the same terms and conditions as those offered to other senior executive officers of the Company, to the extent permitted by law.

                  d. During the term of this Agreement, the Company will provide Payner with a monthly housing allowance of four thousand dollars ($4,000). The housing allowance for the period ending April 30, 2007 has been paid in a lump sum prior to the date hereof.

         6.       NON-COMPETITION; NON-SOLICITATION

                  a. In consideration of the Incentive Award and severance benefits hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, during the term of this Agreement and during the "Non-Competition Period" (as defined in paragraph 6(c) below) Payner shall not, without the prior written consent of the Company, anywhere in the world, directly or indirectly, (i) enter into the employ of or render any services to any "Competitive Business" (as defined below); (ii) engage in any Competitive Business for her own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company on the date of termination of this Agreement or who had been employed by the Company within the nine month period prior to the date of termination of this Agreement, except if, at the time of such employment or retention, such person had not been employed by the Company during the nine month period immediately preceding such employment or retention; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. For purposes of this Agreement, a "Competitive Business" shall mean: (a) any person, corporation, partnership, firm or other entity whose primary business is the sale or consignment of off-price apparel and/or off-price fashion accessories;
(b) any division of a person, corporation, partnership, firm or other entity (but not the person, corporation, partnership, firm or other entity itself) whose primary business is internet based selling or consignment, and, in either such case, consists of ten (10) or more brands of off-price apparel and/or off-price fashion accessories; or (c) the off-price divisions of Nordstrom, Saks Fifth Avenue, Neiman Marcus or the off-price division of another retailer of ten
(10) or more brands of apparel and/or fashion accessories. However, nothing in this Agreement shall preclude Payner from investing her personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in her beneficially owning, at any time, more than 3% of the publicly-traded equity securities of such Competitive Business.

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                  b.       Payner and the Company  agree that the  covenants  of
non-competition  and   non-solicitation   contained  in  this  paragraph  6  are
reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Payner agrees that any breach of the covenants contained in this paragraph 6 would irreparably injure the Company. Accordingly, Payner agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Payner from any court having jurisdiction over the matter, restraining any further violation of this paragraph 6.

                  c. The "Non-Competition Period" shall extend for a period of eighteen months following the end of the term of this Agreement; provided, however that, in the event that the Agreement is terminated by the Company without "Cause" (as defined in paragraph 7(a)(iv)), or by Payner pursuant to a "Constructive Termination" (as defined in paragraph 7(a)(iii)), the Non-Competition Period shall expire on the first anniversary of the termination of this Agreement (the "Modified Non-Competition Period"); and further provided that in the event that during the Non-Competition Period or the Modified Non-Competition Period, as the case may be, Payner receives notice in writing from the Company of any material breach of any of the covenants contained in this paragraph 6 by her and Payner cures such material breach within 21 days of the date she receives such notice, then the Company will continue the Severance Benefits provided pursuant to paragraph 7(b) below; provided, that Payner shall not be entitled to Severance Benefits for periods during which she was in material breach of such covenants.

         7.       TERMINATION

                  a. This Agreement (other than as specifically stated herein), the employment of Payner, and Payner's position as Chief Executive Officer of the Company shall terminate upon the first to occur of:

                  (i)      her death;

                  (ii) her "permanent disability," due to injury or sickness for a continuous period of four (4) months, or a total of eight months in a twelve (12) month period (vacation time excluded), during which time Payner is unable to attend to her ordinary and regular duties;

                  (iii) a "Constructive Termination" by the Company, which, for purposes of this Agreement, shall be deemed to have occurred upon (A) the removal of Payner from her position as Chief Executive Officer of the Company,
                           (B) the material breach by the Company of this Agreement, including any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities of Payner as Chief Executive Officer and a senior executive officer of the Company (or to the extent that the Company becomes a division or

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                           subsidiary  of  another  entity,   the   authorities,
                           powers, functions, duties or responsibilities of the Chief Executive Officer or senior executive officer of such division or subsidiary); provided that no
                           such  breach  shall  be  considered  a   Constructive
                           Termination unless Payner has provided the Company with written notice of such breach and the Company has failed to cure such breach within the thirty (30) day period following its receipt of such notice;

                  (iv) the termination of this Agreement at any time without Cause (as defined below) by the Company;

                  (v) subject to compliance with the notice provisions contained in paragraph 1 of this Agreement, the non-renewal of this Agreement by the Company and/or the Board of Directors;

                  (vi) the termination of this Agreement for "Cause", which, for purposes of this Agreement, shall mean that (1) Payner has been convicted of a felony or any serious crime involving moral turpitude, or engaged in materially fraudulent or materially dishonest actions in connection with the performance of her duties hereunder, (2) Payner has willfully and materially failed to perform her reasonably assigned duties hereunder, (3) Payner has breached the terms and provisions of this Agreement in any material respect, or (4) Payner has failed to comply in any material respect with the Company's written policies of conduct of which she had actual notice, including with respect to trading in securities; provided that the Company shall not have any right to terminate this Agreement for Cause pursuant to clauses (2), (3) or (4) of this sub-paragraph (vi) as a result of a breach unless the Company has provided Payner with written notice of such breach and Payner has failed to cure such breach within the twenty day period following her receipt of such notice; or

                  (vii) the termination of this Agreement by Payner, which shall occur on not less than thirty (30) days prior written notice from Payner.

                  b. In the event that this Agreement is terminated, other than as a result of a Constructive Termination or by the Company without Cause, the Company shall pay Payner her accrued but unpaid Base Salary and unreimbursed business expenses and bonuses that have been earned and awarded but not yet paid as of the date of her termination of employment and shall make no other payments or provide any other benefits under this Agreement except that, unless this Agreement is terminated for Cause, any other vested stock options shall be exercisable for a period equal to the lesser of (x) one year from the date this Agreement is terminated; (y) the remaining term of the applicable vested stock option and (z) the period required to avoid any tax imposed under Section 409A of the Code. In the event that this Agreement is terminated by the Company without Cause pursuant to paragraph 7(a)(iv) or through a Constructive Termination pursuant to paragraph 7(a)(iii), and subject to Payner's execution of a mutual release reasonably acceptable to the Company and Payner, the Company shall pay Payner her Base Salary through the date of termination, plus unreimbursed business expenses and bonuses that have been earned and awarded but not yet paid, as well as the following severance and noncompetition payments set forth below (the "Severance Benefits"):

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                  (i)      the  then-current  Base Salary for a period of twelve
                           (12) months from the date of termination;

                  (ii) any unvested stock options, Restricted Stock or DSUs that have been granted to Payner which are outstanding as of the date of such termination shall be deemed to be fully vested as of that date and such stock options shall be exercisable for a period equal to the lesser of (x) one year from the date of termination of this Agreement; (y) the remaining term of the applicable stock option; and (z) the period required to avoid any tax imposed under Section 409A of the Code.

                  (iii) the Company shall maintain in effect, or reimburse Payner for the cost of maintaining, the medical and dental insurance and disability and hospitalization plans of the Company as well as any Company sponsored life insurance policy in which Payner participates as of the date of such termination for a period of one year from the date of termination.

The Severance Benefits shall be payable in periodic installments in accordance with the Company's standard payroll practices.

                  c. Notwithstanding anything herein to the contrary, if any payments due under this Agreement (including, but not limited to the distribution of the DSUs hereunder) would subject Payner to any tax imposed under Section 409A of the Code if such payments were made at the time otherwise provided herein, then the payments that cause such taxation shall be payable in a single lump sum on the first day which is at least six (6) months after the date of Payner's "separation from service" as set forth in Code Section 409A(2)(A)(i) and the official guidance issued thereunder

         8.       CHANGE OF CONTROL

                  a. In the event that a Change of Control (as defined below) occurs during the term of this Agreement, any unvested stock options, Restricted Stock and one half of any DSUs granted to Payner which are outstanding as of the date of that Change of Control and have not yet vested ("COC Unvested DSUs") shall be deemed to be fully vested as of that date. Subject to paragraph 7(c), the remaining one half of the COC Unvested DSUs shall vest on the earliest to occur of (x) the scheduled vesting date and (y) twelve
(12) months from the date of such Change of Control, subject, in each case, to Payner's continued employment with the Company on such dates and (z) Payner's Constructive Termination or termination without Cause following such Change of Control. The DSUs that become vested due to the application of this paragraph 8 shall be distributable upon the date that they become vested.

                  b. For purposes of this Agreement, "Change of Control" shall be deemed to occur upon:

                           (1)      the acquisition by any individual, entity or
group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3

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promulgated  under the Exchange  Act) of fifty percent (50%) or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting
Securities"); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change of Control: (I) any acquisition by the Company or any "Affiliate" (as defined below), (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, (III) any acquisition by Quantum Industrial Partners LDC, Soros Fund Management LLC, and/or SFM Domestic Investments LLC and/or any of their affiliates (collectively, "Soros"), or (IV) any acquisition which complies with clauses (A), (B) and (C) of sub-paragraph (a)(5) hereof ;

                           (2)      Individuals   who,   on  the  date   hereof,
constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

                           (3)      the   dissolution   or  liquidation  of  the
Company;

                           (4)      the sale of all or substantially  all of the
business or assets of the Company; or

                           (5)      the consummation of a merger, consolidation,
statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the directors of the Surviving Corporation (the "Parent Corporation"), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Company's Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no

Person (other than Soros or any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of thirty percent (30% ) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Board members at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination.

                  c.       For   purposes   of  this   paragraph   8,  the  term
"Affiliate" shall mean any entity that directly or indirectly is controlled by, controls or is under common control with the Company.

                  d. Notwithstanding any provision of this Agreement to the contrary, in the event of any of the following:

                           (1)      the Company is merged or  consolidated  with
another corporation or entity and, in connection therewith, consideration is received by stockholders of the Company in a form other than stock or other equity interests of the surviving entity;

                           (2)      all or  substantially  all of the  assets of
the Company are acquired by another person;

                           (3)      the  reorganization  or  liquidation  of the
Company; or

                           (4)      the  Company  shall  enter  into  a  written
agreement to undergo an event described in clauses (1), (2) or (3) above:

then the Compensation Committee may, in its sole and reasonable discretion and upon at least 10 business days advance notice to Payner, cancel any outstanding DSUs and pay to Payner, in cash or stock, or any combination thereof, the value of such DSUs based upon the price per share of stock received or to be received by other stockholders of the Company in the event. The terms of this sub-paragraph 8(c) may be varied by the Compensation Committee in any particular DSU Award Agreement to which Payner is a party.

                  e.       Reduction of Payments in Certain Cases.

                  (i) For purposes of this paragraph 8(d) (A) a "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of Payner, whether paid or payable pursuant to this Agreement or otherwise; (B) "Agreement Payment" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this paragraph); (C) "Net After Tax Receipt" shall mean the "Present Value" (as defined below) of a Payment net all of federal, state and local taxes imposed on Payner with respect thereto (including without limitation under Section 4999 of the Code, determined by applying the highest marginal rates of such taxes that applied to Payner's taxable income for the immediately preceding taxable year, or such other rate(s) as Payner shall in her sole discretion certify as likely to apply to Payner in the relevant tax year(s); (D) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and
                           (E) "Reduced Amount" shall mean the smallest aggregate amount of Agreement Payments which (I) is less than the sum of all Agreement Payments and (II) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Agreement Payments were any other amount less than the sum of all Agreement Payments.

                  (ii) Anything in this Agreement to the contrary notwithstanding, in the event that a nationally recognized certified public accounting firm designated by the Company (the "Accounting Firm") shall determine that receipt of all Payments would subject Payner to tax under Section 4999 of the Code, it shall determine whether some amount of Agreement Payments would meet the definition of a "Reduced Amount." If said firm reasonably determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount.

                  (iii) If the Accounting Firm reasonably determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Payner notice to that effect and a copy of the detailed calculation thereof, and Payner may then elect, in her sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments equals the Reduced Amount), and shall advise the Company in writing of her election within ten business days of her receipt of notice. If no such election is made by Payner within such ten-day period, the Company may elect which of such Agreement Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments equals the Reduced Amount) and shall notify Payner promptly of such election. All reasonable determinations made by the Accounting Firm under this paragraph 8(d) shall be binding upon the Company and Payner. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of Payner such Agreement Payments as are then due to Payner under this Agreement and shall promptly pay to or distribute for the benefit of Payner in the future such Agreement Payments as become due to Payner under this Agreement.

                  (iv) While it is the intention of the Company and Payner to reduce the amounts payable or distributable to Payner hereunder only if the aggregate Net After Tax Receipts to Payner would thereby be increased, as a result of the uncertainty in the application of
                           Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Payner pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Payner pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Payner which the Accounting Firm reasonably believes has a high probability of success determines that an Overpayment has been made, then Payner shall repay to the any such Overpayment to the Company within ten business days of her receipt of notice of such Overpayment. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, reasonably determines that an Underpayment has occurred, any such underpayment shall be promptly paid by the Company to or for the benefit of Payner.

                  (v) All fees and expenses of the Accounting Firm in implementing the provisions of this paragraph 8(d) shall be borne by the Company.

         9.       CONFIDENTIALITY; INVENTIONS

                  a. Payner recognizes that the services to be performed by her are special, unique and extraordinary in that, by reason of her employment under this Agreement, she may acquire or has acquired confidential information and trade secrets concerning the operation of the Company, its predecessors, and/or its affiliates, the use or disclosure of which could cause the Company, or its affiliates substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Payner covenants and agrees with the Company that she will not, directly or indirectly, at any time during the term of this Agreement or thereafter, except in the performance of her obligations to the Company or with the prior written consent of the Board of Directors or as otherwise required by court order, subpoena or other government process, directly or indirectly, disclose any secret or confidential information that she may learn or has learned by reason of her association with the Company. If Payner shall be required to make such disclosure pursuant to court order, subpoena or other government process, she shall notify the Company of the same, by personal delivery or electronic means, confirmed by mail, within 24 hours of learning of such court order, subpoena or other government process and, at the Company's expense, shall (i) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or government process, and (ii) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof. The term "confidential information" includes, without limitation, information not in the public domain and not previously disclosed to the public or to the trade by the Company's management with respect to the Company's or its affiliates' facilities and methods, studies, surveys, analyses, sketches, drawings, notes, records, software, computer-stored or disk-stored information, processes, techniques, research data, marketing and sales information, personnel data, trade secrets and other intellectual property, designs, design concepts, manuals, confidential reports, supplier names and pricing, customer names and prices paid, financial information or business plans.

                  b. Payner confirms that all confidential information is and shall remain the exclusive property of the Company. All memoranda, notes, reports, software, sketches, photographs, drawings, plans, business records, papers or other documents or computer-stored or disk-stored information kept or made by Payner relating to the business of the Company shall be and will remain the sole and exclusive property of the Company and shall be promptly delivered and returned to the Company immediately upon the termination of her employment with the Company.

                  c. Payner shall make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, discoveries, methods, developments, software and works of authorship, whether or not copyrightable, trademarkable or licensable, which are created, made, conceived or reduced to practice by Payner for the Company during her services with the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments"). All Developments shall be the sole property of the Company, and Payner hereby assigns to the Company, without further compensation, all of her rights, title and interests in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and tradenames in the United States and elsewhere.

                  d. Payner shall assist the Company in obtaining, maintaining and enforcing patent, copyright and other forms of legal protection for intellectual property in any country. Upon the request of the Company, Payner shall sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company in order to protect its rights and interests in any Developments.

                  e. Payner agrees that any breach of this paragraph 9 will cause irreparable damage to the Company and that, in the event of such breach, the Company will have, in addition to any and all remedies of law, including rights which the Company may have to damages, the right to equitable relief including, as appropriate, all injunctive relief or specific performance or other equitable relief. Payner understands and agrees that the rights and obligations set forth in paragraph 9 shall survive the termination or expiration of this Agreement.

         10.      REPRESENTATIONS AND WARRANTIES

                  a. Payner represents and warrants to the Company that she was advised to consult with an attorney of Payner's own choosing concerning this Agreement and that Payner has done so.

                  b. Payner represents and warrants to the Company that the execution, delivery and performance of this Agreement by Payner complies with all laws applicable to Payner or to which her properties are subject and does not violate, breach or conflict with any agreement by which she or her assets are bound or affected.

         11.      GOVERNING LAW; ARBITRATION

         This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York, without giving effect to its conflict of law provisions. Except as set forth below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the "AAA") then pertaining in the City of New York, New York, by a single arbitrator to be mutual agreed upon by the parties or, if they are unable to so agree, by an arbitrator selected by the AAA. The parties shall be entitled to a minimal level of discovery as determined by the arbitrator. The arbitrator shall be empowered to award attorney's fees and costs to Payner (but not the Company) if he or she deems such award appropriate. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing contained in this paragraph 11 or the remainder of this Agreement shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Payner of the covenants contained in paragraphs 6 and 9 of this Agreement.

         12.      INDEMNIFICATION

                  a. The Company agrees that it shall to the fullest extent permitted by law indemnify and hold Payner harmless and shall pay and reimburse Payner for any loss, cost, damage, injury or other expense (including without limitation reasonable attorneys' fees) which Payner incurs by reason of being or having been an officer or director of the Company or by reason of the fact that Payner is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of the Company. All indemnification shall be paid by the Company in advance of the final disposition of the matter (as incurred by Payner) provided that Payner executes and deliver to the Company an undertaking to repay any amounts so advanced in the event that it shall be determined that Payner is not entitled to indemnification hereunder. This indemnification obligation is in addition to any other indemnification provision contained in the Company's By-laws or pursuant to any other document, instrument or agreement and shall survive the term of Payner's employment hereunder.

                  b. In the event that Payner asserts her right of indemnification under paragraph 12(a) above, the Company shall have the right to select Payner's counsel provided that there is no material conflict of interest between the Company and Payner and provided such counsel is reasonably acceptable to Payner. Notwithstanding the foregoing, the Company shall have the right to participate in, or fully control, any proceeding, compromise, settlement, resolution or other disposition of the claim or proceeding so long as Payner is provided with a general release from the Company and the claimant in form and substance reasonably satisfactory to Payner and no restrictions are imposed on Payner as a result of the settlement.

         13.      ENTIRE AGREEMENT

         This Agreement together with any stock option agreements to which Payner and the Company are a party contain all of the understandings between Payner and the Company pertaining to Payner's employment with the Company and supersedes all undertakings and agreements, whether oral or in writing, previously entered into between them.

         14.      AMENDMENT OR MODIFICATION; WAIVER

         No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Payner and by an officer of the Company duly authorized to do so. Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

         15.      NOTICES.

         Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently designate by like notice:

         If to the Company, to:

                  Bluefly, Inc.
                  42 West 39th Street, 9th Floor
                  New York, NY 10018
                  Attn: Chairman of Compensation Committee

         With a copy to:

                  Dechert LLP
                  30 Rockefeller Plaza
                  23rd Floor
                  New York, New York 10112
                  Attention:  Richard Goldberg

         If to Payner, to:

                  Melissa Payner-Gregor
                  c/o Bluefly, Inc.
                  42 West 39th Street, 9th Floor
                  New York, NY 10018

         With a copy to:

                  Howard J. Rubin, Esq.
                  Davis & Gilbert LLP
                  1740 Broadway
                  New York, New York  10019

         16.      SEVERABILITY

         In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         17.      TITLES

         Titles of the paragraphs of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any paragraph.

         18.      DUTY TO MITIGATE

         Payner shall not be obligated to seek other employment by way of mitigation of the amounts payable to her under any provision of this Agreement.

         19.      COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written below.

                                          BLUEFLY, INC.


                                          By:   /s/ Neal Moszkowski
                                                --------------------------------
                                                Member of Compensation Committee


                                                /s/ Melissa Payner-Gregor
                                                --------------------------------
                                                Melissa Payner-Gregor

DATED:   November 14, 2006